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                                                                     Exhibit 3.1

                          ARTICLES OF AMENDMENT TO THE
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                         CHOICETEL COMMUNICATIONS, INC.

     The undersigned, the duly elected Secretary of ChoiceTel Communications, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Corporation on May 14, 2002, and by the Shareholders of the Corporation on June 20, 2002, pursuant to the Minnesota Business Corporations Act, Chapter 302A, Minnesota Statutes, and the Amended and Restated Articles of Incorporation of the Corporation:

     RESOLVED, that Article 1 of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                                "Article 1. NAME
                                 ---------------

          The name of the corporation is Sontra Medical Corporation."

     RESOLVED FURTHER, that the first sentence of Article 3 of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended to read as follows:

          "The total number of shares of capital stock which the corporation is authorized to issue shall be 25,000,000 shares, consisting of 20,000,000 shares of common stock, par value $.01 per share ("Common Stock") and 5,000,000 shares of undesignated preferred stock, par value $.01 per share ("Preferred Stock")."

     RESOLVED FURTHER, that the officers of the Corporation, or any one of them, are hereby authorized and directed to prepare, execute and file with the Minnesota Secretary of State Articles of Amendment to the Amended and Restated Articles of Incorporation to give effect to the foregoing amendments.

          IN WITNESS WHEREOF, the undersigned has subscribed his name on this 20th day of June, 2002.

                                                   /s/ Jack S. Kohler
                                                   ------------------
                                                   Jack S. Kohler
                                                   Secretary